EXHIBIT 99.1

FOR IMMEDIATE RELEASE:
May 3, 2006

USEC Reports Higher First Quarter Earnings

•	$34.6 million net income for first quarter 2006; pro forma net income $46.9 million before American Centrifuge expenses

•	Revenue up 16 percent on higher sales of SWU and natural uranium

•	Gross margin higher due to timing and mix of customer orders

•	New power contract to substantially increase production costs, affecting results in 2007 and beyond

•	Progress toward Lead Cascade operations continues

•	Earnings and cash flow guidance reiterated

BETHESDA, Md. – USEC Inc. (NYSE: USU) today reported net income of $34.6 million or 40 cents per share in the quarter ended March 31, 2006, compared to $0.9 million or 1 cent per share in the same quarter of 2005. Pro forma net income before American Centrifuge expenses was $46.9 million in the first quarter of 2006, compared to $14.6 million in the same period of 2005.

The strong first quarter 2006 results were a result of 16 percent higher revenue than a year earlier, increased sales of higher margin uranium, lower interest expense following the repayment of bonds maturing in January 2006, and lower selling, general and administrative (SG&A) expense. Spending related to the American Centrifuge was slightly lower as last year’s refurbishment of the demonstration facility is substantially complete.

“The steps taken in 2005 to reduce expenses coupled with improved pricing for our products produced a very good quarter for USEC,” said John K. Welch, president and chief executive officer. “I am particularly pleased that our effort to reduce headquarters overhead expense is bearing fruit.

“After months of tough negotiations, we signed a one-year pricing agreement with our primary power supplier that will raise our base electricity price by about 50 percent, before taking into account summer power or an anticipated adjustment for higher fuel and power purchase costs for the Tennessee Valley Authority. These higher prices go into effect June 1 and will have a substantial impact on our production costs later this year and into 2007,” Welch said.

“So while we are pleased with our current financial results, we have more work ahead to find additional ways to mitigate this sharp increase in our costs,” he added.

“We can also report continued progress with testing and demonstrating the American Centrifuge technology in Oak Ridge, Tennessee. Recent performance results have been very positive,” Welch said. “We expect to begin installing centrifuge machines this summer in our Piketon facility, with cascade operations beginning thereafter. And we continue to expect to meet the next milestone in October under the DOE-USEC Agreement by obtaining satisfactory performance and operating data from the Lead Cascade.”

USEC is currently expensing most of its spending related to the American Centrifuge, directly reducing net income. To help investors evaluate the impact of these adjustments to current business results, USEC is reporting a non-GAAP financial measure – pro forma net income before American Centrifuge expenses. A table reconciling this measure to net income is included in this news release.

Revenue

Revenue for the first quarter was $361.3 million, compared to $311.2 million in the same period a year earlier. Revenue from sales of Separative Work Units (SWU) was $234.0 million, which was $19.7 million or 9 percent higher than the first quarter of 2005. The increase was due to 8.6 percent higher average prices billed to customers as volume was essentially flat quarter over quarter.

Uranium revenue was $75.8 million, $30 million higher than a year earlier, reflecting substantially higher average prices billed to customers, partly offset by a 15 percent decline in volume. The increase in prices was due primarily to new sales of material obtained from underfeeding the Paducah plant at current market prices. Revenue from U.S. government contracts and other was nearly unchanged at $51.5 million.

At March 31, 2006, deferred revenue amounted to $108.2 million, with a deferred gross profit of $41.7 million. In a number of uranium sales transactions, USEC transfers title and collects cash from customers but does not recognize the revenue until low enriched uranium is physically delivered.

Cost of Sales, Gross Profit Margin and Expenses

Cost of sales in the first quarter of 2006 for SWU and uranium was $225.7 million, a 3 percent increase that reflects a higher SWU cost of goods sold, partially offset by lower volume of uranium sold. Cost of sales for SWU reflects monthly moving average inventory costs based on production and purchase costs. The cost of sales per SWU during the quarter was 4 percent higher than the year before. The higher unit cost reflects a higher starting inventory cost, 12 percent lower production volume, the impact of increasing production costs, and higher purchase prices paid to Russia, which are set by a market-based pricing formula and have increased as market prices have increased in recent years. Cost of sales for U.S. government contracts was $43.6 million, a $1 million decrease.

The gross profit for the first quarter was $92 million, a $44.3 million or 93 percent increase over the same period in 2005. The gross profit margin in the quarter was 25.5 percent compared to 15.3 percent in the first quarter of 2005 due to higher prices billed to customers for both SWU and uranium. The uranium component of low enriched uranium is generating a higher gross profit margin. The Company reiterates its guidance that for the full year the gross profit margin is expected to be in a range of 15 to 16 percent.

SG&A expenses totaled $11.7 million in the first quarter, a reduction of $3.5 million or 23 percent from the same period in 2005. Compensation, benefits and consulting expenses were lower. The Company also recorded a special charge of $1.5 million in connection with our ceasing use of leased headquarters property vacated as part of a restructuring in September 2005.

Advanced technology costs, primarily related to the demonstration of the American Centrifuge technology, were $19.8 million. The $2.9 million, or 13 percent, reduction in spending compared to the same quarter last year was due to lower spending on manufacturing centrifuge parts and the Lead Cascade as testing of single machines continued in Oak Ridge. Spending in the first quarter of 2005 reflected efforts to refurbish the American Centrifuge Demonstration Facility. In the same period of 2006, the refurbishment was substantially complete and efforts focused on Lead Cascade start-up, procedure development, training and other lower-cost activities. In addition, in the first quarter of 2006 USEC spent $5.6 million related to the commercial plant that was capitalized, compared to $4.1 million capitalized in the same period last year.

Interest expense during the first quarter was $4.7 million, a reduction of $4 million that was a result of the repayment of bonds that matured in January 2006.

Cash flow

At March 31, 2006, USEC had a cash balance of $21.6 million. Short-term debt under the bank credit facility was $20.5 million. Cash flow from operations during the quarter was $37.1 million compared to $80.5 million in the same period a year earlier. Results from operations generated more cash year over year but this was offset by additional purchases from Russia due to timing, fewer customer collections and lower accounts payable and other liabilities. The largest use of cash during the quarter just ended was the repayment of principal on the remaining $288.8 million of bonds due in January 2006. The Company also had $7.5 million in capital expenditures, including $5.6 million in capitalized costs for the American Centrifuge Plant, compared to $6.1 million in capital expenditures in the same quarter last year.

American Centrifuge Update

USEC continues to demonstrate our next-generation American Centrifuge uranium enrichment technology. Testing of individual machines in special test equipment located in Oak Ridge has shown very good progress toward achieving our targeted performance level. Refurbishment work at the Piketon facility has been substantially completed and employees have been practicing assembling centrifuge machines in advance of the installation of machines in the Lead Cascade. USEC expects to begin installing Lead Cascade machines this summer and to begin demonstrating a cascade configuration thereafter. We anticipate meeting the next milestone in October under the DOE-USEC Agreement by obtaining satisfactory performance and operating data gained from the Lead Cascade.

The Company continues to evaluate various options for financing construction of the American Centrifuge Plant, including an equity securities offering later this year. Any offering would be subject to market conditions. Restrictions in our revolving credit facility provide that unless we complete an offering of at least $150 million prior to July 19, 2006, availability under the $400 million credit facility will, until we complete such an offering, be reduced by up to $150 million.

Power Contract with TVA Signed

USEC and its primary electricity provider, Tennessee Valley Authority (TVA), agreed on April 6, 2006 to a one-year contract that sets the quantity and pricing of power used by the Paducah plant beginning June 1. USEC will purchase from 300 megawatts of electricity during the three summer months to 1600 megawatts during the non-summer months, which is essentially the same as in previous years. The agreement is a “take-or-pay” contract that requires USEC to pay for the electricity regardless of whether the Paducah plant uses the power. However, if mutually agreed, TVA may buy back power.

Pricing under the agreement includes both a summer and non-summer base price that is subject to a fuel cost adjustment that can increase or decrease the price based on TVA’s fuel costs, purchased power costs and related costs. This fuel cost adjustment will be made monthly based on TVA’s forecast and then trued-up to actual costs in the following month. The new price is approximately 50 percent higher than under the previous contract, not including the impact of the fuel cost adjustment. In addition, USEC will purchase 600 megawatts of power from TVA during the summer months of 2006 at fixed market-based prices.

As a result of these substantially higher power prices, USEC evaluated the negative economic implications of this agreement and determined there is no impairment to the carrying value of our long-term assets related to the Paducah plant. We will continue to monitor and evaluate the situation.

2006 Outlook

The Company reiterates its previous earnings and cash flow guidance for 2006 provided in February 2006. Specifically, the guidance recognizes that an approximately 50 percent increase in power prices will begin to impact results in the second half of the year. USEC reiterates its guidance for net income in a range of $70 to $80 million after expenses for the American Centrifuge and USEC expects a gross profit margin of 15 to 16 percent. Pro forma net income before American Centrifuge expenses is expected to be in a range of $120 to $135 million. Cash flow from operations in 2006 is expected to generate approximately $145 to $155 million. USEC has not provided guidance for 2007 but we expect higher electricity prices to have a substantial impact on financial results in 2007 and beyond.

USEC Inc., a global energy company, is a leading supplier of enriched uranium fuel for commercial nuclear power plants.

Use of Non-GAAP Financial Information

The earnings release contains a non-GAAP financial measure – pro forma net income before American Centrifuge expenses. Management believes that, because pro forma net income before American Centrifuge expenses excludes the significant charges related to the Company’s development of the American Centrifuge uranium enrichment technology, which is not the technology the Company now uses in its uranium enrichment operations, it is more reflective of the Company’s current core operating results and provides investors with additional useful information to measure the Company’s performance, particularly with respect to performance from period to period, and to measure management’s efforts toward achieving its stated cost reduction and other objectives.

While the Company believes this non-GAAP financial measure is useful in evaluating the Company, the information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP.

Forward Looking Statements

This document contains “forward-looking statements” – that is, statements related to future events.  In this context, forward-looking statements may address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “will” and other words of similar meaning. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For USEC, particular risks and uncertainties that could cause our actual future results to differ materially from those expressed in our forward-looking statements include, but are not limited to: the cost of electric power used at our gaseous diffusion plant; our dependence on deliveries under the Russian Contract and on a single production facility; the success and timing of the demonstration and deployment of the American Centrifuge technology and the costs to develop that technology; difficulties in obtaining financing; changes in existing restrictions on imports of Russian enriched uranium; the elimination of duties charged on imports of foreign-produced low enriched uranium and uranium; pricing trends in the uranium and enrichment markets; changes to, or termination of, our contracts with the U.S. government and changes in U.S. government priorities and the availability of government funding; the impact of government regulation; the outcome of legal proceedings and other contingencies (including lawsuits, government investigations or audits and government/regulatory and environmental remediation efforts); the competitive environment for our products and services; changes in the nuclear energy industry; and other risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and subsequent quarterly Form 10-Qs. We do not undertake to update our forward-looking statements except as required by law.

Contacts

Investors: Media:	Steven Wingfield (301) 564-3354 Elizabeth Stuckle (301) 564-3399

USEC Inc.

RECONCILIATION OF NON-GAAP PRO FORMA NET INCOME BEFORE AMERICAN CENTRIFUGE EXPENSES TO GAAP NET
INCOME (Unaudited)

	Three Months Ended
Amounts in millions	March 31
	2006	2005
Pro forma net income before American Centrifuge expenses	$46.9	$14.6

LESS: American Centrifuge expenses (a)	19.5	22.1
ADD: Provision for income taxes (based on
an assumed statutory rate of 37% in 2006 and 38%
in 2005)	7.2	8.4

SUBTOTAL: American
Centrifuge expenses,
net of taxes	12.3	13.7

Net income, GAAP basis	$34.6	$0.9

Note (a): American Centrifuge expenses included in Advanced Technology costs.

USEC Inc.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME (Unaudited)
(millions, except per share data)

	Three Months Ended
	March 31,
	2006	2005
Revenue:
Separative work units	$234.0	$214.3
Uranium	75.8	45.8
U.S. government contracts and other	51.5	51.1

Total revenue	361.3	311.2

Cost of sales:
Separative work units and uranium	225.7	218.9
U.S. government contracts and other	43.6	44.6

Total cost of sales	269.3	263.5

Gross profit	92.0	47.7
Special charge for organizational restructuring	1.5	—
Advanced technology costs	19.8	22.7
Selling, general and administrative	11.7	15.2

Operating income	59.0	9.8
Interest expense	4.7	8.7
Interest (income)	(1.8)	(1.9)

Income before income taxes	56.1	3.0
Provision for income taxes	21.5	2.1

Net income	$34.6	$0.9

Net income per share – basic and diluted	$.40	$.01
Dividends per share	—	$.1375
Weighted-average number of shares outstanding:
Basic	86.3	85.5
Diluted	86.6	86.0

USEC Inc.
CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)
(millions)

	March 31,	December 31,
	2006	2005
ASSETS
Current Assets
Cash and cash equivalents	$21.6	$259.1
Restricted short-term investments	14.8	17.8
Accounts receivable – trade	196.7	256.7
Inventories	970.8	974.3
Deferred income taxes	28.4	39.1
Other current assets	78.3	68.7

Total Current Assets	1,310.6	1,615.7
Property, Plant and Equipment, net	170.1	171.2
Other Long-Term Assets
Deferred income taxes	105.9	100.6
Deposit for depleted uranium	25.8	24.6
Prepaid pension benefit costs	85.7	86.2
Inventories	88.9	71.4
Goodwill and other intangibles	11.0	11.1

Total Other Long-Term Assets	317.3	293.9

Total Assets	$1,798.0	$2,080.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Short-term debt	$20.5	$—
Current portion of long-term debt	—	288.8
Accounts payable and accrued liabilities	188.2	217.4
Payables under Russian Contract	78.4	111.6
Uranium owed to customers and suppliers	13.3	2.3
Deferred revenue and advances from customers	130.2	132.9

Total Current Liabilities	430.6	753.0
Long-Term Debt	150.0	150.0
Other Long-Term Liabilities
Depleted uranium disposition	52.5	47.0
Postretirement health and life benefit obligations	151.7	153.9
Other liabilities	69.4	69.3

Total Other Long-Term Liabilities	273.6	270.2
Commitments and Contingencies (Note 6)
Stockholders’ Equity	943.8	907.6

Total Liabilities and Stockholders’ Equity	$1,798.0	$2,080.8

USEC Inc.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)
(millions)

	Three Months Ended
	March 31,
	2006	2005
Cash Flows from Operating Activities
Net income	$34.6	$0.9

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9.0	8.4
Deferred income taxes	5.4	0.8
Depleted uranium disposition	4.3	2.2

Changes in operating assets and liabilities:
Accounts receivable – decrease	60.0	105.8
Inventories – net (increase)	(3.0)	(32.5)
Payables under Russian Contract – (decrease)	(33.2)	(3.2)
Deferred revenue, net of deferred costs – increase (decrease)	(10.5)	2.4
Accounts payable and other liabilities – (decrease)	(31.7)	(9.0)
Other, net	2.2	4.7

Net Cash Provided by Operating Activities	37.1	80.5

Cash Flows Used in Investing Activities
Capital expenditures	(7.5)	(6.1)

Net Cash (Used in) Investing Activities	(7.5)	(6.1)

Cash Flows Used in Financing Activities
Borrowings under credit facility	99.0	—
Repayments under credit facility	(78.5)	—
Repayment of senior notes	(288.8)	—
Tax benefit related to stock-based compensation	0.3	—
Dividends paid to stockholders	—	(11.7)
Common stock issued	0.9	4.9

Net Cash (Used in) Financing Activities	(267.1)	(6.8)

Net Increase (Decrease)	(237.5)	67.6
Cash and Cash Equivalents at Beginning of Period	259.1	174.8

Cash and Cash Equivalents at End of Period	$21.6	$242.4

Supplemental Cash Flow Information:
Interest paid	$14.8	$16.1
Income taxes paid	22.9	12.4